AmREIT Announces an Increase in Fourth Quarter Dividends


HOUSTON, TX (October 10, 2003) - AmREIT (AMEX: AMY), a Texas based real estate investment trust, today announced its sixteenth consecutive quarterly dividend increase on its class A common shares.

The Board of Trust Managers of AmREIT today declared a class A dividend of $.114 that will be paid in three monthly installments of $.0378 on October 31, 2003, $.0380 on November 28, 2003 and $.0382 on December 31, 2003 to holders of record of class A common shares on October 20, 2003, November 20, 2003 and December 19, 2003, respectively.

Additionally, the Board of Trust Managers declared a dividend on its class B and C common shares for the fourth quarter of $.185 per class B share and $.175 per class C share. The dividend on the class B shares will be paid on December 31, 2003 to holders of record on December 19, 2003. The dividend on the class C shares will be paid in three monthly installments of $.0583 on October 31, 2003, $.0583 on November 28, 2003 and $.0583 on December 31, 2003 to holders of record of class C common shares on October 20, 2003, November 20, 2003 and December 19, 2003, respectively.

AmREIT is a real estate company dedicated to the ownership, development and acquisition of commercial real estate specializing in general retail, financial services and banking, medical and restaurant sectors, and the sponsorship of quality real estate investment opportunities through the independent financial planning community. AmREIT's focus is to be the highest quality real estate sponsor, creating dependable, increasing, monthly income to investors through the ownership of irreplaceable corners and frontage shopping centers on lease to companies such as Goodyear Tire, Washington Mutual, IHOP, McDonalds, Memorial Herman Hospital, RadioShack, Sprint, Coldwell Banker, Jack in the Box, Guaranty Federal, Bennigan's, Chili's, Texas Children's Hospital, and Discount Tire.

For further information, contact Chad C. Braun, AmREIT, 8 Greenway Plaza, Suite 824, Houston, TX 77046, 713-850-1400, cbraun@amreit.com.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management's beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.